Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration Statement No. 333-226646) of GrowGeneration, Corp. (the “Company”) of our reports dated March 27, 2020 and March 29, 2019 relating to the consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 2019 and 2018, respectively.

Philadelphia, Pennsylvania

Date: June 11, 2020

Member of the American Institute of Certified Public Accountants,

Public Company Accounting Oversight Board, and Pennsylvania Institute of Certified Public Accountants

453 Baltimore Pike, 2nd Floor • Springfield, PA 19064-3850 ● (215) 735-4580 ● Fax (215) 735-4584 ● www.cgcpc.com